UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2009

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2009, Thomas S. Fischer, PhD resigned from CryoPort, Inc.’s (the “Company”) Board of Directors (the “Board”) effective immediately.  Dr. Fischer’s resignation was due to his determination that he could no longer devote the time and attention required to adequately fulfill his duties as a member of the Board and not as a result of any disagreement with the Company.  Dr. Fischer was the chairman of the Compensation and Governance Committee and a member of the Audit Committee.  The Board has appointed Mr. Carlton Johnson, a current member of the Board, to serve as chairman of the Compensation and Governance Committee and as a member of the Audit Committee, and Mr. Michelin, a current member of the Board, as a member of the Compensation and Governance Committee.

On July 16, 2009, Peter Berry notified the Company’s Board of his intent to resign from the Board effective upon the Company and Mr. Berry reaching an agreement with respect to the payment terms for certain sums presently owed to him by the Company.  Mr. Berry’s resignation is due to his decision to retire, a plan he had informally discussed with the Board in late 2008, and not as a result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: July 17, 2009	By: /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman